Exhibit 99.1

PART I, ITEM 1. BUSINESS

Throughout this document BGC Partners, Inc. is referred to as “BGC” and, together with its subsidiaries, as the “Company,” “BGC Partners,” “we,” “us,” or “our.”

Our Business

We are a leading global brokerage company primarily servicing the wholesale financial markets, specializing in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures and structured products. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, property and facilities management, and other back-office services to a broad range of financial and non-financial institutions. The Company’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over the counter (“OTC”) or through an exchange.

Through its eSpeed, BGC Trader™ and BGC Market Data brands, BGC Partners offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through its Newmark Grubb Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of brokerage services as well as property and facilities management. The Company’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. BGC has offices in over 35 major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich. In addition, we have more than two dozen other offices.

As of December 31, 2011, we had 2,147 brokers and salespeople across more than 220 desks and products. In 2011, we processed approximately 27.3 million transactions, totaling approximately $194.1 trillion notional on our hybrid and fully electronic platforms.

Our History

Our voice brokerage business originates from one of the oldest and most established inter-dealer franchises in the financial intermediary industry. Cantor started our brokerage operations in 1972. In 1996, Cantor launched the eSpeed system, which revolutionized the way government bonds are traded in the inter-dealer market by providing a fully electronic trading marketplace. eSpeed, Inc. (“eSpeed”) completed an initial public offering in 1999 and began trading on NASDAQ, yet remained one of Cantor’s controlled subsidiaries. Following eSpeed’s initial public offering, Cantor continued to operate its inter-dealer voice brokerage business separately from eSpeed.

Prior to the events of September 11, 2001, our brokerage business was widely recognized as one of the leading full-service wholesale inter-dealer brokers in the world with a rich history of developing innovative technological and financial solutions. After September 11, 2001 and the loss of the majority of our U.S.-based employees, our voice brokerage business operated primarily in Europe.

In August 2004, Cantor announced the reorganization and separation of its inter-dealer voice brokerage business into a subsidiary called “BGC,” in honor of B. Gerald Cantor, a pioneer in screen brokerage services and fixed income market data products. Over the past several years, we have re-established our U.S. presence and have continued to expand our global presence through the acquisition and integration of established brokerage companies and the hiring of experienced brokers. Through these actions, we have been able to expand our presence in key markets and position our business for sustained growth. These acquisitions include:

•	May 2005—Eurobrokers, a U.S. and international inter-dealer brokerage firm;

•	September 2005—ETC Pollack, an inter-dealer broker in Paris;

•	November 2006—Aurel Leven, an independent inter-dealer broker in France, active in the equities, equity derivatives and fixed income markets;

•	December 2006—AS Menkul, an established broker in Turkey;

•	August 2007—Marex Financial’s emerging markets equity derivatives business;

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December 2007—We and several other leading financial institutions announced the establishment of a fully electronic futures exchange. We hold an approximate 26% voting interest in the exchange’s operating limited partnership, ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC (together “ELX”). Affiliates of Bank of America/Merrill Lynch, Barclays Capital, Breakwater, Citigroup, Credit Suisse, Deutsche Bank Securities, GETCO, Goldman Sachs, JPMorgan, Morgan Stanley, PEAK6, and The Royal Bank of Scotland also hold a minority interest in each such entity;

•	March 2008—Radix, an OTC energy broker based in Singapore;

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June 2009—Liquidez Distribuidora de Títulos e Valores Mobiliários Ltda. (“Liquidez”), a Brazilian financial institution and interdealer broker with offices in Sao Paulo and Rio de Janeiro. This acquisition enabled us to enter the Brazilian market, which is fast becoming one of the world’s major economies, and will provide a platform for further expansion in Brazil and Latin America;

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July 2010—We announced that we were granted approval by the China Banking Regulatory Commission (“CBRC”) to establish a money broking joint venture company with China Credit Trust Co., Ltd. (“CCT”). The joint venture, named China Credit BGC Money Broking Company Limited (“China Credit BGC”) is based in Beijing, China and is the first broking company of its kind to operate in that city as part of a Chinese government pilot program. China Credit BGC provides domestic and international broking services for foreign exchange, bond, money market, and derivatives products. We hold a 33% stake in China Credit BGC, which is the highest percentage shareholding currently permitted to be held by a foreign investor in a Chinese money broker (pending approval of product licenses by the People’s Bank of China, China Credit BGC expects to offer interest rate swaps, bonds, and interbank cash deposit products to Chinese and foreign banks in Beijing);

•	August 2010—Various assets and businesses of Mint Partners and Mint Equities in the U.K.;

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October 2011—All of the outstanding shares of Newmark & Company Real Estate, Inc., a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliated companies, encompassing approximately 425 brokers. Newmark & Company Real Estate, Inc. operates as Newmark Knight Frank (“Newmark” or “Newmark Knight Frank”) in the United States and is associated with London-based Knight Frank; and

•	February 2012—We announced our agreement to purchase certain assets of Grubb & Ellis Company (“Grubb & Ellis”), subject to Bankruptcy Court approval.[1]

Beginning with the quarter ended June 30, 2012, the Company changed its segment reporting structure following its acquisition of substantially all of the assets of Grubb & Ellis. As a result, beginning with the quarter ended June 30, 2012, the Company’s operations consist of two reportable segments, Financial Services and Real Estate Services. Accordingly, all segment information presented herein reflects the Company’s revised segment reporting structure for all periods presented.

Financial Services — Industry Overview

Wholesale market participants and institutions, such as major banks, investment banks and broker-dealer firms, continue to look to marketplace firms that are able to meet the bulk of their outside trading needs in a broad range of products across geographies. These wholesale market participants continue to display a willingness to use the services of brokers who are able to provide timely and valuable pricing information, strong execution capabilities, strong service and the liquidity necessary for such market participants to execute their desired transactions.

[1]	On April 13, 2012, the Company completed the acquisition of substantially all of the assets of Grubb & Ellis.

In the financial markets, derivatives are increasingly being used to manage risk or to take advantage of the anticipated direction of a market by allowing holders to guard against gains or declines in the price of underlying assets without having to buy or sell the underlying assets. Derivatives are often used to mitigate the risks associated with interest rate movements, equity ownership, changes in the value of foreign currency, credit defaults by large corporate and sovereign debtors and changes in the prices of commodity products. Demand from financial institutions, financial services intermediaries and large corporations has increased volumes in the wholesale derivatives market, thereby increasing the business opportunity for inter-dealer brokers such as BGC brokers who service these financial institutions.

The OTC markets have grown faster than exchange-traded markets over the past decade. According to the Bank for International Settlements (the “BIS”), the underlying OTC and exchange-traded derivative markets traditionally served by inter-dealer brokers have experienced compound annual growth rates, which we refer to as “CAGR,” of approximately 19% and 13%, respectively, based on notional amounts outstanding from December 31, 2001 through June 30, 2011.

The following figures come from the BIS: As of June 30, 2011, the notional amount outstanding for all OTC derivatives was $708 trillion, up 601% from $101 trillion in December 2001 and up 21% year over year. The notional amount outstanding for all exchange traded derivatives was $83 trillion on June 30, 2011, up 246% from $24 trillion on December 31, 2001 and up 9% year over year. The notional amount outstanding for all domestic and international debt securities was approximately $100 trillion on June 30, 2011, up over 170% from approximately $37 trillion on December 31, 2001.

In “liquid” financial markets, the presence of a large number of market participants and facilitators of liquidity and the availability of pricing reference data and standardized terms allow market participants to trade financial instruments quickly and with minimal price disturbance. In these markets, there is substantial competition, efficient execution and high trading volume. While most of the liquid markets are found on listed exchanges, several liquid products continue to be traded OTC, including U.S. Treasuries and spot foreign exchange. Often, the primary liquidity provider for such OTC markets is an inter-dealer broker.

To the extent the trading of a financial instrument requires customization, the relevant market tends to be more illiquid. Illiquid markets generally have fewer market participants, less price transparency, higher spreads and lower trading volumes. Complex financial instruments that are traded OTC tend to be illiquid and are traded primarily by more sophisticated buyers and sellers. In financial markets, brokers facilitate trading in less liquid markets by providing price discovery, preserving anonymity in matched principal trades, matching buyers and sellers on a name give-up basis in agency transactions and providing market intelligence to their customers. “Name give-up” transactions refer to those transactions where the inter-dealer broker acts as an agent and the identity of the two counterparties is disclosed once the trade is completed as opposed to “matched principal” trades where anonymity is preserved even after the transaction is completed. In a “matched principal transaction” BGC Partners agrees to simultaneously buy securities or derivatives from one client and to sell them to another client. In both agency and matched principal transactions, customers decide to execute a trade and inter-dealer brokers effectively source the counterparties for those trades. Inter-dealer brokers are particularly helpful in facilitating large or non-standardized transactions due to their in-depth market knowledge and access to potential counterparties.

An illiquid market for a financial instrument may evolve over a period of time into a more liquid one, creating new market opportunities for all participants; however, the evolution of a relatively illiquid market for a financial instrument to a more liquid market is not necessarily inevitable. If a market for a particular financial instrument develops and matures, more buyers and sellers may enter the market, resulting in more transactions (greater liquidity) and increased pricing information. As the market for an illiquid financial instrument evolves into a more liquid market, the characteristics of trading, the preferred mode of execution and the size of commissions that market participants pay and, more specifically, inter-dealer brokers charge, may change. In some instances, pure voice execution may be replaced by “hybrid” execution services. Hybrid models satisfy customer preferences to trade on a voice, hybrid, or, where available, fully electronic basis.

For more liquid OTC markets, such as certain U.S. Treasury, cash foreign exchange, and credit derivative index products, electronic marketplaces have emerged as the primary means of conducting transactions and creating markets. In an electronic marketplace, substantially all of the participants’ actions are facilitated through an electronic medium, such as a private electronic network, or over the Internet, which reduces the need for actual face-to-face or voice-to-voice participant interaction to those functions where people provide the greatest value. For many market participants, the establishment of electronic marketplaces has created access to new opportunities while increasing trading profits, investment returns and market volumes, all while making possible the creation of new financial products and strategies that have further contributed to increased market volumes. These increased trading volumes have in turn driven increased demand for newer, ever-more sophisticated financial technology products.

Most large exchanges worldwide, including most exchanges in the U.S., France, Canada, Germany, Japan, Sweden, Switzerland and the U.K., are now partially or completely electronic. Additionally, even in markets for less commoditized products where customers place orders through a voice-broker who implements a transaction electronically, the customers of inter-dealer brokers may benefit from liquidity, pricing, robust interactive trading, post-trade processing and other technology services. Further, we believe that market participants will seek to outsource customized solutions for the electronic distribution of their products to avoid the difficulty and cost of developing and maintaining their own electronic solutions, and to improve the quality and reliability of these solutions.

While some products may evolve from illiquid markets to liquid markets, new products are continually being developed. Historically, as markets evolve and participants look to separate or isolate risks, certain products will tend to exhibit correlations and pricing relationships leading to the development of new derivative products.

The chart below presents the growth of certain OTC and exchange-traded markets from December 31, 2001 to June 30, 2011.

Notes and Sources for the above chart: The BIS for global debt and all derivatives except for CDS. For CDS, the source is the International Swaps and Derivatives Association (ISDA). For US Federal Government and Corporate debt, the source is The Securities Industry and Financial Markets Association (SIFMA). For global and domestic debt, International issues comprise all foreign currency issues by residents and non-residents of a given country as well as domestic currency issues launched by non-residents. Additionally, domestic securities specifically targeted to international investors are also considered as international issues in the BIS statistics. Domestic debt securities are defined as those that have been issued by residents in domestic currency and targeted at resident investors.

Over the last decade, most of the above market categories have experienced double-digit growth. Although many of these markets had lower or negative growth following the collapse of Lehman Brothers and the ensuing global financial crises, we believe that much of this growth has been, and in many cases over the long term will continue to be, driven by the following trends:

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Fluctuating levels of volatility in commodity, currency, interest rate, equity and credit markets have led to sustained demand for hedging and risk mitigation by market participants, which, in turn, has led to growth in commodity, equity, interest rate and credit derivatives and currency options markets.

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The increased allocation of capital for trading and position-taking by banks and hedge funds and the search for yield among global investors led to growth in structured credit and equity products, thereby creating and reinforcing the need for efficient execution. In the aftermath of the collapse of Lehman Brothers and the government takeover of AIG, a global credit crisis ensued, as banks and other lending organizations became more reluctant to extend credit to customers and each other. As a result, demand for structured products has been more muted for the past years.

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Since the onset of the credit crises in late 2007, the largest banks, trading firms, and their institutional customers have allocated more of their trading capital away from structured products and into more liquid asset classes and those with relatively lower margin requirements, such as corporate bonds, equity derivatives, interest rate swaps, and government bonds. As a result, these products have generally performed better than more structured and bespoke products for our largest customers over the last several quarters.

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With yields at historical lows, many industrialized countries, including the United States, France, Germany and the United Kingdom, have increased their issuance of sovereign debt, taking advantage of low interest rates to help finance growing budget deficits. G-20 governments continue to fund financial system rescues and fiscal stimulus packages as a result of the global financial crises and ensuing recessions. For example, SIFMA estimated for the year ended December 31, 2011, U.S. Treasury and Agency debt issuance increased by 67% versus 2007, while the US Congressional Budget Office (CBO) recently estimated that Federal debt outstanding will grow by over 70% over the ten years ending 2022. The CBO projects that, under current law, gross federal debt will increase in every year of the 2011–2022 period, reaching $23.6 trillion in 2022. Similarly, the European Commission estimates the gross governmental debt for all European Union countries will increase from approximately 59% of EU GDP in 2007 to over 88% in 2012. We therefore expect global sovereign debt issuances to increase for the foreseeable future. In addition, governments around the world will need to roll over most of their existing debt over the next few years. This should drive demand for the trading of OTC and listed Rates products, both in cash and derivatives.

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Strong gross domestic product growth over the past decade in key emerging market countries such as Brazil, Russia, India, and China has led to increased demand for basic commodities such as copper, platinum, crude oil, gas and natural gas. While the recent slowdown in the global economy briefly lowered aggregate demand for many such commodities globally, volumes for these markets for most of 2011 was high by historical standards, all of which has led to higher demand for hedging instruments such as energy and commodity futures and derivatives.

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The continued liberalization of emerging markets, increases in global cross-border trading in goods and services, and the opening and growth of local currency and fixed income markets have led to increased global demand for currency and fixed income hedging instruments as global trade continues to expand.

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As a result of these and other trends, volumes for many of the most liquid exchange-traded derivatives and OTC markets improved year-over-year in 2011. For example, in 2011, Options Clearing Corporation (OCC) total U.S. equity option volumes increased by approximately 17% versus 2010. ICE reported year-over-year increases in overall average daily futures volumes of approximately 16%, for the same timeframe. CLS, which settles most cash and short term forward FX transactions globally, reported that its volumes were up 18% year over year in 2011. Similarly, according to the Federal Reserve, average daily primary dealer volume for U.S. treasuries was up year-over-year by approximately 13% in 2011.

Finally, over the course of 2010 and 2011, regulators and legislators in the U.S. and E.U. worked to create new laws and regulations for the global OTC derivatives markets, including, most recently, the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new rules and proposals for rules have mainly called for additional transparency, position limits and collateral or capital requirements, as well as for central clearing of most standardized derivatives. We believe that uncertainty around the final form such new rules might take may have negatively impacted trading volumes in certain markets in which we broker. We believe that it is too early to comment on specific aspects of the U.S. legislation as rules are still being created, and much too early to comment on laws not yet passed in Europe. However, we generally believe the net impact of the rules and regulations will be positive for our business.

Real Estate Services — Industry Overview

We provide brokerage and property and facilities management services to customers in the commercial real estate industry since our acquisitions of Newmark on October 14, 2011 and Grubb & Ellis on April 13, 2012.

Following the financial crises of 2007 and 2008, the U.S. commercial property market generally saw steep declines in activity in 2009. In 2010, the market began to come back to life, and by the end of 2011 there were signs that the recovery was continuing, although still not to levels seen prior to the crises. For example, according to Newmark Knight Frank Research and CoStar (an independent commercial real estate information and analytics provider), the overall U.S. office real estate market grew in the fourth quarter of 2011. The national average asking rent increased to $28.05 per square foot, up from $27.85 in the third quarter of 2011 and $27.31 reported in the fourth quarter of 2010. The national vacancy rate was 16.2% in the fourth quarter of 2011, an improvement on 16.5% in the third quarter and 16.8% one year ago.

There were 9.8 million square feet of net absorption nationally in the fourth quarter of 2011, marking the seventh consecutive quarter with positive absorption and bringing the year-end net total to 26.0 million square feet, compared to 14.6 million square feet in 2010. Leasing activity in 2011 totaled 238.0 million square feet, compared to 285.5 million square feet in 2010.

There were 1.7 million square feet of new office space delivered to the market in 2011, lower than the 2.8 million-square-foot total reported in 2010 and well off the pre-recession peak of 19.1 million square feet reported in the first quarter of 2008. At the end of the fourth quarter, 16.8 million square feet of new office space remained under construction, compared to 15.2 square feet at the end of 2010.

The U.S. industrial real estate market also continued its recovery in the fourth quarter of 2011. There were 25.7 million square feet of net absorption in the quarter, which marked the sixth consecutive quarter with positive absorption. The year-end net absorption total for 2011 finished at 62.7 million square feet, an encouraging showing following the negative 9.3 million square feet of absorption in 2010 and negative 107.8 million square feet in 2009.

The average asking rent finished the fourth quarter at $4.90 per square foot, up from the $4.87 average reported in the third quarter of 2011 and in the fourth quarter of 2010. The national vacancy rate finished at 12.1%, an improvement on 12.5% in the third quarter of 2011 and 13.2% in the fourth quarter of 2010. Leasing activity totaled 294.5 million square feet in 2011 compared to 428.1 million square feet leased in 2010.

Nationally, 17.1 million square feet of new industrial space were delivered to the market in 2011, more than the 15.9 million square feet delivered in 2010, although less than the 52.4 million square feet delivered in 2009. At the end of the year, 13.4 million square feet of industrial space were under construction nationally, compared to the 2010 year-end total of 15.5 million square feet.

We also provide commercial property management services to tenants and landlords in several key U.S. markets. In this business, we provide property and facilities management services to customers who utilize our commercial real estate brokerage services and other property owners. Unlike brokerage, this is a fee-based business, but revenue growth drivers are similar to real estate brokerage. Key drivers of revenue growth in this business include the overall health of the U.S. economy, the outsourcing of commercial real estate services by property owners and occupiers and the ability to attract and retain talented property managers and service providers.

Our Market Opportunity

We believe the markets in which we operate present us with the following opportunities:

Increasing Use of Hedging and Risk Management. Our brokers work with market participants to hedge risks associated with interest rate movements, price movements of markets, equity ownership, fluctuations in the value of foreign currency, credit defaults by large corporate and sovereign debtors and volatility in the real estate and commodity markets. These hedging activities account for a growing proportion of the daily trading volume in derivative products. We believe that broadening familiarity with derivative products and the growing need for hedging and risk management will continue to drive higher trading volumes in products we broker including interest rate derivatives, credit derivatives, foreign exchange, listed futures products and commercial real estate.

Introduction of New Products. As market participants and their customers strive to mitigate risk, new types of securities and derivatives are introduced which are not immediately ready for more liquid and standardized electronic markets. As these require broker-assisted execution, we believe that these new products provide opportunities for our brokers to expand their trading volumes and create product niches. We believe that these products generally have higher commissions than more liquid instruments.

Growth in Algorithmic and Computerized Trading. In recent years, and in certain listed and OTC markets, computerized trading has seen tremendous growth spurred by increasing liquidity and lower operating costs. As our financial services customers increase their use of computerized trading, and as fully electronic trading becomes widespread in more asset classes, volumes should rise on our electronic platforms.

Market Demand for Global Service and Presence. We believe that the continuing globalization of trading and the liberalization of capital markets are propelling growth in trading volumes in products across the globe. In addition, we believe that economic growth in emerging markets such as Brazil, Russia, India, and China is fueling demand for inter-dealer brokered currency and fixed income and commodity hedging for customers across the globe. These factors and others are driving the demand for brokerage services in new markets. We also believe our presence in multiple financial centers across the globe positions us to capitalize on such demand. We also believe our recent expansion into Russia, Brazil, the United Arab Emirates, and China further enhances our global market positions and that we have also added a strong national presence in commercial real estate brokerage with the acquisitions of Newmark and Grubb & Ellis.

Market Demand for Superior Transaction Services and Execution. Our brokers act as important price discovery agents and valuable liquidity providers in both liquid and illiquid markets. The presence of a broker provides customers with market intelligence and aids in the execution process. The flow of information our brokers provide to market participants is critical, enhancing liquidity and resulting in improved prices.

Furthermore, in financial markets, the combination of hybrid execution with straight-through processing has significantly improved confirmation and settlement processes and has resulted in cost savings for customers. Hence, we expect to see continued demand in the wholesale financial markets and commercial real estate markets for brokers due to their ability to provide price discovery, liquidity, improved transaction services, superior execution and strong customer service.

Desire for Anonymity. Leading financial market participants frequently seek to trade anonymously to reduce market impacts. We expect to see an increasing demand for inter-dealer brokers to provide trade anonymity.

Increasing Demand for Market Data. Demand for reliable, real-time market data is growing as new financial products are introduced and trading volumes increase.

Our Competitive Strengths

We believe that the following principal competitive strengths will help us enhance our position as a leading global broker:

We are a Leading Broker with Specific Strengths in Key Markets. We have displayed leadership in a multitude of markets globally, including the markets for interest rate-related products, foreign exchange and credit products, both U.S. and foreign treasury and bond products, real estate, and equities. The Company has been recognized within the industry for our strong presence in all of these products and has been recognized in global and local financial publications both in the U.S. and in our foreign markets. We believe the leadership, position that we have in our markets and our access to our broad customer base help us to locate the best price and to deliver the best execution for our customers.

We Have Strong Core Relationships. We believe that our long-standing relationships with some of the world’s largest financial institutions and other clients enhance our role as a service and liquidity provider. These relationships provide access to significant pools of liquidity, which is a key component of attracting new customers and enhancing our role as a provider of liquidity, price discovery, efficient execution and strong transaction and customer service. These strong relationships also allow us to participate in growth opportunities as these institutions begin to use newer products for risk management and trading. In addition, we believe these relationships allow us to sell our current and new products to our customers and to cross-sell new products to existing customers.

We Have a Full Scale, Hybrid Brokerage Platform. For many of our financial products, our hybrid platform allows our customers to trade on a voice, hybrid, or fully electronic basis, regardless of whether the trade is OTC or exchange-based, and to benefit from the experience and market intelligence of our worldwide brokerage network.

We Have Proprietary Technology. Over the past decade, we have heavily invested in creating and maintaining our financial service infrastructure, technology, and innovations in multiple markets. We believe our technology gives us an advantage over our competitors, who more often depend on third party vendors to support their functionality. Our technology capabilities are closely aligned with our brokerage efforts and are focused on new and emerging screen-based market solutions to support our brokers. Finally, our technology, unlike that of many of our competitors, is generally designed and developed in-house, and is thus tailored to specifically suit the needs of our brokers and clients.

We Provide Quality Software, Market Data and Analytics Products. Our leading position and liquidity in brokerage markets allow us to provide our customers with high quality, market data and analytics products. In addition, our proprietary software leverages our global infrastructure, software and systems, portfolio of intellectual property and electronic trading expertise to provide customers with electronic marketplaces, exchanges and real-time auctions to enhance securities issuance and to customize trading interfaces. We also provide commercial real estate research, data and consulting services. Our ability to offer these products not only helps support our leadership position in several key markets but also provides us with a stable source of non-brokerage revenues.

We Provide Management Services. Through our October 2011 Newmark and April 2012 Grubb & Ellis acquisitions, we acquired the ability to provide commercial property management services to tenants and landlords in several key U.S. markets. We believe that this offers a strong opportunity to provide property and facilities management services to customers who utilize our commercial real estate brokerage services and other property owners as well as to our financial brokerage clients. Unlike brokerage, this is a fee-based business, but revenue growth drivers are similar to real estate brokerage.

We Have Demonstrated the Ability to Identify, Recruit and Retain Key Talent. In October 2004, when Cantor began the restructuring of its inter-dealer brokerage business, we employed approximately 500 brokers and salespeople. As of December 31, 2011, we had 2,147 brokers and sales people across over 220 desks, including our commercial real estate business. In a competitive environment, we have demonstrated our ability to successfully develop, attract and retain leading brokers, including through acquisitions of new businesses, in order to expand and enhance our brokerage staff. We believe that our ability to attract talent across the globe will enable us to grow our business and provide our customers with trading execution that is superior to that provided by many of our competitors.

Our Partnership Structure Creates Long-Term Incentives. Our partnership structure is one of the unique strengths of our business. We believe that it provides long-term incentives and is an effective tool in recruiting, motivating and retaining our key employees. We believe that the ability to participate in the ongoing success of the enterprise acts as a strong motivator for brokers to perform and aligns their interests with stockholders.

We Have a Proven Acquisition Track Record. In April 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis. In October 2011, we acquired all of the outstanding shares of Newmark & Company Real Estate, Inc. In August 2010, we acquired the key assets of Mint Partners and Mint Equities. In June 2009, we completed the acquisition of Liquidez. In August 2007, we acquired the emerging markets equities derivatives business of Marex Financial. In December 2006, we acquired AS Menkul, an established broker in Turkey, and, in November 2006, we acquired Aurel Leven, an independent inter-dealer broker in France, active in the equities, equity derivatives and fixed income markets. Finally, in 2005, we acquired Euro Brokers and ETC Pollak, and have integrated these established brokerage companies into our business. These acquisitions allowed us to expand our broker headcount, product offerings, technology capabilities and geographic footprint. We believe that this ability to successfully identify, acquire and integrate high quality brokerage companies will provide us with the opportunity to strengthen and enhance our franchise and to continue the rebuilding of our U.S. business and expand in local markets around the world.

We Have Experienced Senior Management. We are led by a core senior management team, each of whom has many years of experience in the wholesale financial markets. Howard W. Lutnick, who serves as our Chairman and Chief Executive Officer, guided the BGC Division, eSpeed, and Cantor through the aftermath of the events of September 11, 2001, and was instrumental in the initial public offering of eSpeed in 1999. Shaun Lynn, our President, and Sean Windeatt, our Chief Operating Officer, have presided over the addition of more than 1,700 net new brokers and salespeople and the expansion and growth of our business in the United States, Europe and Asia over the past seven years. Our executives are supported by a highly experienced and qualified team of managers. We believe that our experienced management team gives us a competitive advantage in executing our business strategy.

Our Strategy

We seek to enhance our position as a leading global broker by increasing our market share in existing markets and expanding into new markets. We intend to achieve this goal by employing the following strategies:

Leading Positions in Targeted Traditional, Liquid Markets. We intend to strengthen our position as a leading provider of brokerage services, technology infrastructure and market data products in the markets in which we focus. We believe that in these selected markets, we have the scale to continue to be a top participant, and we believe underlying macro fundamentals allow additional room for growth.

Build and Develop Less Liquid Markets. We continue to build and expand in markets for selected emerging asset classes. We believe that our role as a top participant in certain underlying securities will be helpful in building liquidity in the higher growth, higher margin businesses associated with these underlying securities. We intend to leverage our position in traditional markets to build these new businesses.

Expand in Attractive Markets Where Local Presence and Expertise Are Required. We plan to continue to expand into new geographies and build local presence in those markets. We believe that having local presence and expertise in targeted markets will provide us with a competitive advantage over our competitors.

Leverage Existing Developed Infrastructure to Drive Margins. We have made substantial investments in brokers and technology in our targeted markets. We believe that the infrastructure in place is scalable, which provides us an opportunity for margin improvement as brokers increase production, as we increase brokerage headcount, and as marketplaces become increasingly electronic. Due to the relatively fixed cost nature of the back office functions and real estate-related expenses, each additional transaction we broker or sale we make should add incremental profit to our business.

Expand our Broker Workforce Through Acquisitions and Recruitment. Since October 2004, we have expanded our front office workforce by over 1,600 people. As of December 31, 2011, we had 2,147 brokers and salespeople. We have a proven track record of growing our global network of brokers through business acquisitions and recruiting efforts and believe we are well-positioned to continue to do so. We intend to continue to selectively acquire companies and hire experienced brokers and salespeople with the goal of further developing our market position in various products, accelerating our growth and enhancing our profitability.

Leverage our Proprietary Technology to Pursue New Products, Software Solutions, and Offerings. We believe that our ability to develop and build our own technology allows us to be at the forefront of new products and offerings. We also plan to capitalize on our global infrastructure, intellectual property and electronic trading expertise to provide a complete outsourced solution to customers to enable them to access electronic markets.

Further Develop and Expand our Market Data Services and Analytics Products. We intend to further develop our market data services and analytics products by integrating proprietary information generated by our brokerage business into new market data products designed to meet the needs of a greater number of customers. Sophisticated quantitative approaches to risk management as well as customer time sensitivity have created new needs, uses and demands for trading-related data and analytics. We intend to create new value-added services for customers to complement these products, including databases, analytical tools, financial and commercial real estate research and other services to assist end-users.

Leverage our Geographic Reach, Long-Term Client Relationships and Full Range of Products and Service Offerings in the Commercial Real Estate Industry. We plan to leverage our strong client relationships, national locations and single source for a full range of commercial real estate products and services to broaden our real estate services and expand our business. We also plan to leverage our relationships with financial services customers to enhance our commercial real estate brokerage and management services businesses.

Overview of our Products and Services

Financial Services:

Brokerage

We are focused on serving four principal brokerage markets:

•	traditional, liquid brokerage markets, such as government bonds;

•	high margin, and often illiquid markets, such as emerging market bonds and single name credit derivatives; and

•	targeted local markets throughout the world, such as Rates products in Brazil.

We believe that the strong long-term growth prospects for these markets, combined with our continued addition of brokers in other markets where we are currently strengthening our position and building scale, provide us with significant opportunities to increase revenues. We also plan to expand into additional product categories and seek to grow our market share in illiquid markets. Due to the complexity of newer and illiquid markets, customers are generally willing to pay a brokerage commission for liquidity and for the ability of experienced brokerage professionals to provide market intelligence and create structuring solutions.

We provide electronic marketplaces in several financial markets through our eSpeed- and BGC Trader- branded trading platform. These electronic marketplaces include government bond markets, spot foreign exchange, foreign exchange options, corporate bonds, and credit default swaps. We believe that eSpeed/BGC Trader is a comprehensive trading platform providing volume, access, speed of execution and ease of use. Our trading platform establishes a direct link between our brokers and customers and occupies valuable real estate on traders’ desktop, which is difficult to replicate. We believe that we can leverage our platform to offer fully electronic trading as additional products transition from voice to electronic execution.

We have leveraged our hybrid platform to provide real-time product and pricing information through our BGC Trader application. We also provide straight-through processing to our customers for an increasing number of products. Our end-to-end solution includes real-time and auction-based transaction processing, credit and risk management tools and back-end processing and billing systems. Customers can access our trading application through our privately managed global high speed data network, over the internet, or third party communication networks.

The following table identifies some of the key Financial Services products that we broker.

Rates	Interest rate derivatives
US Treasuries
Global government bonds
Agencies
Futures
Dollar derivatives
Repurchase agreements
Non-deliverable swaps
Interest rate swaps and options

Credit	Credit derivatives
Asset-backed securities
Convertibles
Corporate bonds
High yield bonds
Emerging market bonds

Foreign Exchange	Foreign exchange options
G-10
Emerging markets
Cross currencies
Exotic options
Spot FX
Emerging market FX options
Non-deliverable forwards

Equities and Other	Equity derivatives
Cash equities
Index futures
Commodities
Energy derivatives
Other derivatives and futures

Certain categories of trades executed on our platform settle for clearing purposes against CF&Co., a BGC affiliate. CF&Co. is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CF&Co., BGC, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CF&Co., BGC, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Market Data

BGC Market Data is a supplier of real-time, tradable, indicative, end-of-day, and historical fixed income and derivatives data. Our product suite spans fixed income, foreign exchange, foreign exchange options, credit derivatives, and structured products. It is available via direct data feed and the Internet, and through vendors such as Bloomberg, Reuters, CQG, DTN, eSignal, and SunGard. Products include: US Treasuries, BGCantor G3, SwapSight, Interest Rate Swaps, SwapMarker, European Government Bonds, BGCantor Eye, US Treasury Historical Data, End of day Pricing, AutoSpeed 2.0, FX Options, and Credit Default Swaps.

Software Solutions

Through our Software Solutions business, we provide customized screen-based market solutions to both related and unrelated parties. Using Software Solutions, our clients are able to develop a marketplace, trade with their customers, issue debt, trade odd lots, access program trading interfaces and access our network and our intellectual property. We can add advanced functionality to enable our customers to distribute branded products to their customers through online offerings and auctions, including private and reverse auctions, via our trading platform and global network. Through our Kleos Managed Services business, we provide system co-location service to a number of financial firms which use our infrastructure to run their high velocity and algorithmic trading strategies through access to our markets.

We have signed Software Solutions agreements with a number of U.S. and international enterprises, including the following:

•

The Inter American Development Bank, which was established in 1959 to support the process of economic and social development in Latin America and the Caribbean, is the main source of multilateral financing in the region. Since 2005, this agency has transacted interest rates swaps using our Treasury Connect product.

•

The Federal Home Loan Bank is a U.S. government-sponsored enterprise and one of the largest issuers in the global short-term securities market. Our electronic auction-based technology has powered The Federal Home Loan Bank’s primary discount note auctions since August 2002.

•	The Federal Farm Credit Banks Funding Corporation, which issues a variety of Debt Securities on behalf of the Farm Credit System, has been using our platform since October 2010.

We also use our technology to offer services such as automated spreading through our eSpeed network front-end trading software.

Our Software Solutions business provides the software and technology infrastructure for the transactional and technology related elements of Freedom International Brokerage Company’s (“Freedom”) marketplace as well as certain other services in exchange for specified percentages of transaction revenues from the marketplace. It also provides software development, software maintenance, customer support, infrastructure, and internal technology services to support ELX’s electronic trading platform.

Aqua Business

In October 2007, we spun off our former eSpeed Equities Direct business to form Aqua, a business owned 51% by Cantor and 49% by us. Aqua’s purpose is to provide access to new block trading liquidity in the equities markets. The SEC has granted approval for Aqua to operate an Alternative Trading System in compliance with Regulation ATS.

Real Estate:

Real Estate Brokerage

On October 14, 2011, we acquired all of the outstanding shares of Newmark, a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliated companies, encompassing approximately 425 brokers. Newmark has agreements in place to operate on a collaborative and cross-referral basis with independently-owned partner offices in the Unites States and elsewhere in the Americas in return for a fee paid to us and/or certain mutually beneficial co-branding and other business arrangements. Newmark and these independently-owned partner offices generally operate as “Newmark Knight Frank” in the Americas, and are associated with London-based Knight Frank, which operates on a collaborative and cross-referral basis with us in all territories outside of the Americas. We do not hold any ownership stake in these independently-owned partner offices or in Knight Frank.

On April 13, 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis and formed Newmark Grubb Knight Frank, our new full-service commercial real estate platform. Newmark Grubb Knight Frank offers a diverse range of brokerage services including:

•

Tenant Representation. Representing tenants in the office, industrial, retail and hospitality sectors, Tenant representation services include space acquisition and disposition, strategic planning, site selection, financial and market analysis, economic incentives analysis, lease negotiations, lease auditing, project management and construction supervision.

•

Owner Representation. Representing property owners and investors. Services include property assessment, prospecting/canvassing, marketing and repositioning strategy, financial analysis, lease negotiation, construction supervision and tenant retention.

•

Investment Sales and Financial Services. Newmark Grubb Knight Frank provides clients with strategic solutions to their real estate capital concerns. Newmark Grubb Knight Frank offers a broad range of real estate capital market services, including investment sales and access to providers of debt and equity financing. Newmark Grubb Knight Frank specializes in the representation of investors seeking to effect a like-kind exchange pursuant to IRC §1031. Representing buyers and sellers, Newmark Grubb Knight Frank provides access to a broad range of services, including asset sales, sale leasebacks, asset management, valuation, mortgage and entity level financing and due diligence. Transactions involve new development or repositioning of existing buildings. Newmark Grubb Knight Frank specializes in arranging equity or debt for most types of value added commercial and residential real estate, including land, condominium conversions, subdivisions, office, retail, industrial, multifamily, hotels and special use. We are actively involved in marketing and coordinating the acquisition and sale of properties that are particularly suitable for exchange investors, structuring transactions and also arranging financing to accommodate the short and long term objectives of investors.

Management Services

Through our Newmark Grubb Knight Frank brand, we have the ability to provide commercial property management services to tenants and landlords throughout the U.S. We offer a diverse range of management services to clients, many of whom also use our real estate brokerage services, including:

•

Property and Facilities Management. Newmark Grubb Knight Frank manages the day-to-day operations and maintenance for urban and suburban commercial properties of most types, including office, industrial, data centers, and retail. Property management services include building operations and maintenance, vendor and contract negotiation, project oversight and value engineering, labor relations, janitorial services, mechanical services, landscaping services, local law compliance, property inspection/quality control, property accounting and financial reporting, cash flow analysis, financial modeling, lease administration, due diligence, and exit strategies.

Newmark Grubb Knight Frank encompasses a wide range of property types and uses, including office, industrial and retail properties, data centers, call centers, urban towers, suburban campuses, landmark buildings and more. Facilities management services also include facility audits and reviews, energy management services, janitorial services, mechanical services, bill payment, maintenance project management, moves, ads and change management.

•

Global Corporate Services. Newmark Grubb Knight Frank provides what we believe are comprehensive, beginning to end corporate services solutions for clients. Newmark Grubb Knight Frank thoroughly assesses clients’ business objectives and long-term goals, and then implements real estate and operational strategies designed to reduce costs and increase flexibility and profitability for clients regarding their property needs. Services include account management, transition management, lease administration, operations consulting, transaction management, financial integration, program and project management, and facilities management.

•

Consulting/Retail/Industrial/Management Services. Through these business groups, we seek to develop and implement best practices to align our clients’ real estate needs with their overall business strategies. Consulting services include operations and portfolio strategy, location strategy and optimization, workplace strategies, workflow and business process improvement, and operations and industrial consulting. Project management services include master planning, design and construction in commercial, retail, hospitality, medical, higher education and transportation spaces. Industrial service offerings also include, logistics evaluation, strategic planning and building repositioning, facility assessment, financial and economic incentive analysis, drive time studies, geographic searches and zoning issues.

Customers

We primarily serve the wholesale inter-dealer market, including many of the world’s largest banks that regularly trade in capital markets, brokerage houses, investment firms, hedge funds, and investment banks. Customers using our eSpeed branded products also include professional trading firms, futures commission merchants and other professional market participants and financial institutions. Our BGCantor Market Data products and services are available through many platforms and are available to a wide variety of capital market participants including banks, investment banks, brokerage firms, asset managers, hedge funds, investment analysts and financial advisors. We also license our intellectual property portfolio and Software Solutions to various financial markets participants. In the commercial real estate brokerage and management services businesses, our customers include a full range of real estate owners, tenants, investors and lenders in the markets we serve.

For the year ended December 31, 2011, our top 10 customers, collectively, accounted for approximately 40.3% of our total revenue on a consolidated basis and our largest customer accounted for approximately 5.1% of our total revenue on a consolidated basis.

Sales and Marketing

Our brokers and salespeople are the primary marketing and sales resources to our customers. Thus, our sales and marketing program is aimed at enhancing the ability of our brokers to cross-sell effectively in addition to informing our customers about our product and service offerings. We also employ product teams and business development professionals. We leverage our customer relationships through a variety of direct marketing and sales initiatives and build and enhance our brand image through marketing and communications campaigns targeted at a diverse audience, including traders, potential partners and the investor and press communities. We may also market to our existing and prospective customers through a variety of co-marketing/co-branding initiatives with our partners.

Our brokerage product team is composed of product managers, who are each responsible for a specific part of our brokerage business. The product managers seek to ensure that our brokers, across all regions, have access to technical expertise, support and multiple execution methods in order to grow and market their business. This approach of combining marketing with our product strategy has enabled us to turn innovative ideas into deliverable hybrid solutions, such as “BGC Trader,” our multi-asset hybrid offering to our customers for voice and electronic execution.

Our team of business development professionals is responsible for growing our global footprint through raising awareness of our products and services. The business development team markets our products and services to new and existing customers. As part of this process, they analyze existing levels of business with these entities in order to identify potential areas of growth and also to cross-sell our multiple offerings.

Our eSpeed and BGCantor Market Data branded products and services are promoted to our existing and prospective customers through a combination of sales, marketing and co-marketing campaigns.

Technology

Pre-Trade Technology. Our brokers use a suite of pricing and analytical tools which have been developed both in-house and in cooperation with specialist software suppliers. The pre-trade software suite combines proprietary market data, pricing and calculation libraries, together with those outsourced from what we believe to be the best-of-breed providers in the sector. The tools in turn publish to a normalized, global market data distribution platform allowing prices and rates to be distributed to our proprietary network, data vendor pages, secure websites and trading applications as indicative pricing.

Inter-Dealer Trading Technology. We utilize a sophisticated proprietary electronic trading platform to distribute prices to our customers. Price data are transmitted over our proprietary global private network and also by third-party providers of connectivity to the financial community. Prices are in turn displayed by our proprietary trading desktop application, BGC Trader. BGC Trader is our multi-asset BGC Partners-branded hybrid offering to our customers for voice and electronic execution. This product combines the benefits of our existing hybrid system with a new concept of creative, customer-focused and front-end design. The first asset groups to be incorporated under the BGC Trader banner were foreign exchange options, European corporate bonds, European CDS and iTraXX. We continue to expand the number of products it supports, including other tradable and view-only products in our portfolio. The majority of our global products are supported by this platform in a view only, hybrid/managed, or fully electronic mode. Trades executed by our customers in any mode are eligible for immediate electronic confirmation to straight-through processing hubs. Our proprietary graphical user interface is deployed on thousands of user desktops at hundreds of major banks and institutions.

Fully Electronic Trading Technology. Our eSpeed-branded fully electronic trading system is accessible to our customers through (1) our proprietary front-end trading software, (2) our proprietary application programming interface, which we refer to as “API,” a dedicated software library enabling customers to incorporate our platform directly into their own applications, (3) the Internet, via a browser interface or Java application and (4) software developed in collaboration with Independent Software Vendors and (5) Financial Information eXchange (“FIX”). Our system runs on large-scale hardware located in data centers in the U.S. and the U.K. and is distributed either over our multiple-path global network or via the Internet through links to multiple global Internet service providers.

Our eSpeed-branded electronic marketplaces operate on a technology platform and network that emphasizes scalability, performance, adaptability and reliability. Our technology platform consists of our proprietary, internally developed real-time global network distribution system; our proprietary transaction processing software, which includes interactive matching auction engines, fully integrated credit and risk management systems, pricing engines, analytics and associated middle and back-office operations systems; and customized inventory distribution and auction protocols designed to be used by our customers and partners in their distribution and trading systems and customer interfaces, including Windows, Java, Unix, Linux, our API and Independent Software Vendor access.

Together, these components enable our customers to effect transactions virtually instantaneously, with straight-through processing. Our trading system accepts orders and postings and distributes responses, generally in under 100 milliseconds.

Post-Trade Technology. Our platform automates previously paper and telephone-based transaction processing, confirmation and other functions, substantially improving and reducing the cost of many of our customers’ back offices and enabling straight-through processing. In addition to our own system, confirmation and trade processing is also available through third-party hubs including Swapswire, T-Zero, Reuters RTNS, Logicscope and direct straight-through processing in (FIX) for various banks.

We have electronic connections to most mainstream clearinghouses, including The Depository Trust & Clearing Corporation (DTCC), CLS Group, Euroclear, Clearstream, Monte Titoli, LCH.Clearnet, Eurex Clearing, CME Clearing and the Options Clearing Corporation (OCC). As more products become centrally cleared, and as our customers request that we use a particular venue, we expect to expand the number of clearinghouses to which we connect in the near future.

Systems Architecture. Our systems are implemented as a multi-tier hub and spoke architecture comprised of several components, which provide matching, credit management, market data distribution, position reporting, customer display and customer integration. The private network currently operates from four concurrent data centers (two of which are in London, one of which is in Rochelle Park, New Jersey and one of which is in Trumbull, Connecticut) and 12 hub cities throughout the world acting as distribution points for all private network customers. eSpeed network hubs beyond the core data centers are in Amsterdam, Brussels, Chicago, Frankfurt, Hong Kong, Madrid, Milan, Paris, Singapore, Tokyo, Toronto, and Zurich. The redundant structure of our system provides multiple backup paths and re-routing of data transmission if one spoke of a hub fails.

In addition to our own network system, we also receive and distribute secure trading information from customers using the services of multiple, major Internet service providers throughout the world. These connections enable us to offer our products and services via the Internet to our global customers.

Software Development

We devote substantial efforts to the development and improvement of our hybrid and electronic marketplaces and licensed software products and services. We work with our customers to identify their specific requirements and make modifications to our software, network distribution systems and technologies that are responsive to those needs. Our efforts focus on internal development, strategic partnering, acquisitions and licensing. As of December 31, 2011, we employed approximately 470 technology professionals.

Our Intellectual Property

We have adopted a comprehensive intellectual property program to protect our proprietary technology. We currently have licenses covering various Cantor patents in the United States, including patents relating to (1) a system and method for auction-based trading of specialized items such as fixed income instruments and (2) a fixed income portfolio index processor. Foreign counterpart applications for some of these U.S. patents have been filed.

We also have agreements to license technology covered by several pending U.S. patent applications relating to various other aspects of electronic trading systems, including both functional and design aspects. We have filed a number of patent applications to further protect our proprietary technology and innovations, and have received patents for some of those applications.

In July 2004, we entered into an agreement with NYBOT, expiring in 2017, which provided among other things for payments from NYBOT in respect of NYBOT’s electronic futures trading through 2017. As a result of the agreement with NYBOT, we are the sole owner of the Cantor Financial Futures Exchange and the Commodity Futures Clearing Corporation of New York. Additionally, we have agreed with NYBOT that NYBOT will provide processing services for futures contracts or options on futures contracts listed on the Cantor Financial Futures Exchange or other exchange designated by us.

Our patent portfolio is growing and consists of numerous patents and patent applications relating to our core business and relating to other businesses. We continue to look for opportunities to license and/or otherwise monetize these and other patents in our portfolio.

We cannot determine at this time the significance of any of the foregoing patents, or patent applications, if issued, to our business. We can give no assurance that any of the foregoing patents will be found by a court to be valid and enforceable, or that any of these patents would not be infringed by a third party competing or seeking to compete with our business. Our business strategy may or may not include licensing such patents for royalties, joint ventures with other marketplaces or exchanges or exclusively using the patents in our marketplaces and other product and service offerings.

Credit Risk

Credit risk arises from potential non-performance by counterparties and customers. BGC Partners has established policies and procedures to manage its exposure to credit risk. BGC Partners maintains a thorough credit approval process to limit exposure to counterparty risk and employs stringent monitoring to control the counterparty risk from its matched principal and agency businesses. BGC Partners’ account opening and counterparty approval process includes verification of key customer identification, anti-money laundering verification checks and a credit review of financial and operating data. The credit review process includes establishing an internal credit rating and any other information deemed necessary to make an informed credit decision, which may include correspondence, due diligence calls and a visit to the entity’s premises, as necessary.

Credit approval is granted subject to certain trading limits and may be subject to additional conditions, such as the receipt of collateral or other credit support. On-going credit monitoring procedures include reviewing periodic financial statements and publicly available information on the client and collecting data from credit rating agencies, where available, to assess the on-going financial condition of the client. For U.S. Treasury transactions conducted through the eSpeed electronic trading platform, BGC Partners has developed and utilizes an electronic credit monitoring system which measures and controls credit usage, which may include the ability to prohibit execution of trades that would exceed risk limits and permit only risk reducing trades. This system is compliant with SEC Rule 15c3-5, which became effective November 30, 2011. The Rule relates to systems such as eSpeed that provide direct market access to an exchange or Alternative Trading System. The Rule requires firms to set and monitor pre-trade limits for all activities subject to the Rule.

Principal Transaction Risk

Through its subsidiaries, BGC Partners executes matched principal transactions in which it acts as a “middleman” by serving as counterparty to both a buyer and a seller in matching back-to-back trades. These transactions are then settled through a recognized settlement system or third-party clearing organization. Settlement typically occurs within one to three business days after the trade date. Cash settlement of the transaction occurs upon receipt or delivery of the underlying instrument that was traded. BGC Partners generally avoids settlement of principal transactions on a free-of-payment basis or by physical delivery of the underlying instrument. However, free-of-payment transactions may occur on a very limited basis.

The number of matched principal trades BGC Partners executes has continued to grow as compared to prior years. Receivables from broker-dealers and clearing organizations and payables to broker-dealers and clearing organizations on our consolidated statements of financial condition primarily represent the simultaneous purchase and sale of the securities associated with those matched principal transactions that have not settled as of their stated settlement dates. Our experience has been that substantially all of these transactions ultimately settle at the contracted amounts.

Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices or other factors will result in losses for a specified position. BGC Partners may allow certain of its desks to enter into unmatched principal transactions in the ordinary course of business and hold long and short inventory positions. These transactions are primarily for the purpose of facilitating clients’ execution needs, adding liquidity to a market or attracting additional order flow. As a result, BGC Partners may have market risk exposure on these transactions. BGC Partners’ exposure varies based on the size of its overall positions, the risk characteristics of the instruments held and the amount of time the positions are held before they are disposed of. BGC Partners has limited ability to track its exposure to market risk and unmatched positions on an intra-day basis; however, it attempts to mitigate its market risk on these positions by strict risk limits, extremely limited holding periods and hedging its exposure. These positions are intended to be held short term to facilitate customer transactions. However, due to a number of factors, including the nature of the position and access to the market on which it trades, BGC Partners may not be able to unwind the position and it may be forced to hold the position for a longer period than anticipated. All positions held longer than intra-day are marked to market.

Our risk management procedures and strict limits are designed to monitor and limit the risk of unintended loss and have been effective in the past. However, there is no assurance that these procedures and limits will be effective at limiting unanticipated losses in the future. Adverse movements in the securities positions or a downturn or disruption in the markets for these positions could result in a substantial loss. In addition, principal gains and losses resulting from these positions could on occasion have a disproportionate effect, positive or negative, on our consolidated financial condition and results of operations for any particular reporting period.

Operational Risk

Our businesses are highly dependent on our ability to process a large number of transactions across numerous and diverse markets in many currencies on a daily basis. If any of our data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.

In addition, despite our contingency plans, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with whom we conduct business.

Foreign Currency Risk

BGC Partners is exposed to risks associated with changes in foreign exchange rates. Changes in foreign currency rates create volatility in the U.S. dollar equivalent of the Company’s revenues and expenses in particular with regard to British Pounds and Euros. In addition, changes in the remeasurement of BGC Partners’ foreign currency denominated net assets are recorded as part of its results of operations and fluctuate with changes in foreign currency rates. BGC monitors the net exposure in foreign currencies on a daily basis and hedges its exposure as deemed appropriate with highly rated major financial institutions.

Interest Rate Risk

BGC Partners had $331.9 million in fixed-rate debt outstanding as of December 31, 2011. These debt obligations are not currently subject to fluctuations in interest rates, although in the event of refinancing or issuance of new debt, such debt could be subject to changes in interest rates.

Other

Our processes address disaster recovery concerns. We operate most of our technology from dual-primary data centers at our two different London locations. Either site alone is capable of running all of our essential systems. In addition, we have technology running from data centers in New Jersey and Connecticut. Replicated instances of this technology are maintained in our London data centers. All data centers are built and equipped to best-practice standards of physical security with appropriate environmental monitoring and safeguards. Failover for the majority of our systems is automated.

Competition

We encounter competition in all aspects of our businesses and compete primarily with other inter-dealer brokers, including for brokers, salespeople, and suitable acquisition candidates.

Our existing and potential competitors in fully electronic trading are numerous and include other inter-dealer brokerage firms, multi-dealer trading companies, technology companies and market data and information vendors, securities and futures exchanges, electronic communications networks, crossing systems, software companies, consortia, business-to-business marketplace infrastructure companies and niche market energy and other commodity Internet-based trading systems.

Inter-Dealer Brokers

We primarily compete with four major, diversified inter-dealer brokers. These inter-dealer brokers are ICAP plc, Tullett Prebon plc, GFI Group Inc. and Compagnie Financière Tradition (which is majority owned by Viel & Cie), all of which are currently publicly traded companies. Other inter-dealer broker competitors include a number of smaller, private firms that tend to specialize in specific product areas or geographies.

Demand for services of brokers is directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. Other significant factors affecting competition in the brokerage industry are the quality and ability of professional personnel, the depth and pricing efficiency of the market displayed by a broker, the strength of the technology used to service and execute on those markets and the relative prices of services and products offered by the brokers and by competing markets and trading processes.

Market Data Vendors

The majority of our large inter-dealer broker competitors also sell proprietary market data, which competes with our market data offerings. In addition to direct sales, we resell market data through large market data and information providers. These companies have established significant presences on the vast majority of trading desks in our industry. Some of these market data and information providers, such as Bloomberg and Thomson Reuters, have expanded their product mix to include electronic trading and execution of both OTC and listed products in addition to their traditional market data offerings.

Exchanges

Although our business will often use exchanges to execute transactions brokered in both listed and OTC markets, we believe that exchanges have sought and will seek to migrate products traditionally traded in OTC markets by inter-dealer brokers to exchanges. However, we believe that when a product goes from OTC to exchange-traded, the underlying or related OTC market often continues to experience growth in line with the growth of the exchange-traded contract. In addition, as ELX grows its business, we expect it to directly compete with other exchanges in the trading of certain contracts. In addition, IntercontinentalExchange, Inc. (“ICE”) operates both regulated exchanges and OTC execution services, and in the latter it competes directly with inter-dealer brokers in energy, commodities, and credit products. ICE entered these OTC markets primarily by acquiring independent OTC brokers, and we believe that it is likely ICE or other exchange operators may seek to compete with us in the future by acquiring other such brokers, by creating futures products designed to mimic OTC products, or through other means.

Software Vendors and Others

Certain exchanges and market data companies, such as London Stock Exchange Group PLC and The NASDAQ OMX Group, Inc., license their technology for use by other market participants, including inter-dealer brokers and other exchanges. Such technology is potentially competitive insofar as we may attempt to license our technology in a similar manner as we have to ELX, or as we may to any company or organization that wishes to create or improve a trading system or exchange.

Banks and Broker-dealers

Banks and broker dealers have in the past created and/or funded consortia to compete with exchanges and inter-dealer brokers. For example, ICAP’s inter-dealer businesses for fully electronic trading of U.S. Treasuries and spot foreign exchange both began as dealer-owned consortia before being acquired by ICAP. An example of a current and similar consortium is Tradeweb. Currently, several large banks hold stakes in Tradeweb, an internet-based market intermediary. Thomson Reuters Corporation is Tradeweb’s single largest shareholder. Although Tradeweb operates primarily as a dealer to customer platform, one of its offerings includes a voice and electronic inter-dealer platform for mortgage-backed and U.S. Agency securities. Tradeweb’s management has said that it would like to expand into other inter-dealer markets, and as such may compete with BGC in other areas over time.

Overall, we believe that we may also face future competition from market data and technology companies and some securities brokerage firms, some of which are currently our customers, as well as from any future strategic alliances, joint ventures or other partnerships created by one or more of our potential or existing competitors.

Commercial Real Estate Brokers and Management Services

The commercial real estate brokerage industry remains highly fragmented. Many of our competitors are small, local, and/or regional firms. We also compete with large multi-national firms that have similar or more diverse services, including CBRE Group, Inc., Jones Lang LaSalle Incorporated, and Cushman & Wakefield. On April 13, 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis and formed Newmark Grubb Knight Frank, our new full-service commercial real estate platform. The Newmark Grubb Knight Frank management services business competes across a variety of areas within the commercial real estate services industry, including consulting, project and development management, global corporate management and property and facilities management.

Partnership Overview

We believe that our partnership structure is one of the unique strengths of our business. Many of our key brokers have their own capital invested in our business, aligning their interests with our stockholders. Limited partnership interests in BGC Holdings consist of: (i) “founding/working partner units” held by limited partners who are employees; (ii) “limited partnership units” which consist of a variety of units that are generally held by employees such as REUs, RPUs, PSUs and PSIs; and (iii) “Cantor units” which are the exchangeable limited partnership interests held by Cantor entities.

We believe that our partnership structure is an effective tool in recruiting, motivating and retaining key employees. Many brokers are attracted by the opportunity to become partners because the partnership agreement entitles partners to quarterly distributions of income from the partnership. While BGC Holdings limited partnership interests entitle our partners to participate in distributions of income from the operations of our business, upon leaving BGC Holdings (or upon any other redemption or purchase of such limited partnership interests as described below), any such partners are only entitled to receive over time, and provided he or she does not violate certain partner obligations, an amount for his or her BGC Holdings limited partnership interests that reflects such partner’s capital account, excluding any goodwill or going concern value of BGC Partners’ business unless Cantor, in the case of the founding partners, and we, as the general partner of BGC Holdings, otherwise determine. Our partners can receive the right to exchange their BGC Holdings limited partnership interests for shares of BGC Partners common stock (if, in the case of founding partners, Cantor so determines and in the case of working partners and limited partnership unit holders, the BGC Holdings general partner, with Cantor’s consent, determines otherwise) and thereby realize any higher value associated with BGC Partners common stock. See “Certain Relationships and Related Transactions, and Director Independence—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges.” We believe that, having invested their own capital in us, partners feel a sense of responsibility for the health and performance of our business and have a strong incentive to maximize our revenues.

Relationship Between BGC Partners and Cantor

See “Certain Relationships and Related Transactions, and Director Independence.”

Regulation

U.S. Regulation

The financial services industry in the United States is subject to extensive regulation under both federal and state laws. As registered broker-dealers and a Futures Commissions Merchant, certain of our subsidiaries are subject to laws and regulations which cover all aspects of financial services, including sales methods, trade practices, use and safekeeping of customers’ funds and securities, minimum capital requirements, recordkeeping, business practices, securities lending and financing of securities purchases and the conduct of associated persons. We and our subsidiaries also are subject to the various anti-fraud provisions of the Securities Act, the Exchange Act, the Commodity Exchange Act, certain state securities laws and the rules and regulations thereunder. We also may be subject to vicarious and controlling person liability for the activities of our subsidiaries and our officers, employees and affiliated persons.

The SEC is the federal agency primarily responsible for the administration of federal securities laws, including adopting rules and regulations applicable to broker-dealers (other than government securities broker-dealers) and enforcing both its rules regarding broker-dealers and the Treasury’s rules regarding government securities broker-dealers. Broker-dealers are also subject to regulation by state securities administrators in those states in which they conduct business or have registered to do business. In addition, Treasury rules relating to trading government securities apply to such activities when engaged in by broker-dealers. The CFTC is the federal agency primarily responsible for the administration of federal commodities future laws, including the adoption of rules applicable to Futures Commissions Merchants and Designated Contract Markets such as ELX.

Much of the regulation of broker-dealers’ operations in the United States has been delegated to self-regulatory organizations. These self-regulatory organizations adopt rules (which are subject to approval by the SEC) that govern the operations of broker-dealers and government securities broker-dealers and conduct periodic inspections and examinations of their operations. In the case of BGC Partners’ U.S. broker-dealer subsidiaries, the principal self-regulatory organization is FINRA. FINRA is a self-regulatory organization that commenced operations in the third quarter of 2007. It was formed from the consolidation of the NASD’s member regulation operations and the regulatory arm of the NYSE Group to act as the self-regulatory organization for all broker-dealers doing business within the United States. Accordingly, BGC Partners’ U.S. subsidiaries will be subject to both scheduled and unscheduled examinations by the SEC and FINRA. In our futures-related activities, our subsidiaries are also subject to the rules of the CFTC, futures exchanges of which they are members and the NFA, a futures self-regulatory organization.

The changing regulatory environment, new laws that may be passed by Congress, and rules that may be promulgated by the SEC, the Treasury, the Federal Reserve Bank of New York, the CFTC, the NFA, FINRA and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, if adopted, may directly affect our mode of operation and profitability, of our competitors and our customers and of the securities markets in a way that could adversely affect our business.

The SEC, self-regulatory organizations and state securities administrators conduct informal and formal investigations of possible improprieties or illegal action by broker-dealers and their “associated persons,” which could be followed by the institution of administrative, civil and/or criminal proceedings against broker-dealers and/or “associated persons.” Among the sanctions that may result if administrative, civil or criminal proceedings were ever instituted against us or our “associated persons,” are injunctions, censure, fines, the issuance of cease-and-desist orders or suspension or expulsion from the industry and, in rare instances, even imprisonment. The principal purpose of regulating and disciplining broker-dealers is to protect customers and the securities markets, rather than to protect broker-dealers, creditors and equity holders. From time to time, our “associated persons” have been and are subject to routine investigations, none of which to date, have had a material adverse effect on our business.

In light of recent events in the U.S. and global financial markets and economy, regulators and legislators in the U.S. and European Union (“EU”) continue to craft new laws and regulations for the global OTC derivatives markets, including the recently passed “Dodd-Frank Wall Street Reform and Consumer Protection Act.” The Dodd-Frank act mandates or encourages several reforms, including impartiality considerations, additional transparency requirements, heightened collateral or capital standards, as well as recommendations for the obligatory use of central clearing for most standardized derivatives. The law also requires that standardized derivatives be traded in an open and non-exclusionary manner on a regulated exchange or a swap execution facility (“SEF”). The SEC and Commodities Futures Trading Commission (“CFTC”) are still in the process of finalizing rules for the implementation of these requirements. The actual implementation of said rules may be phased in over a longer period.

We are unable to predict how any of these new laws and proposals will be implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. We believe that uncertainty and potential delays around the final form such new rules might take may negatively impact trading volumes in certain markets in which we broker. Increased capital requirements may also diminish transaction velocity. While the broad framework of proposed legislation is known, we believe that it is too early for there to be clarity on the specific aspects of the U.S. legislation and EU proposals which may directly impact our businesses as exact rules have not yet been finalized. While we generally believe the net impact of the rules and regulations will be positive for our business, unintended consequences of the legislation may adversely affect us in ways yet to be determined.

U.K. and European Regulation

The Financial Services Authority (“FSA”) is the statutory regulator for the United Kingdom financial services industry. The FSA is an independent non-governmental body that has been given statutory powers by the FSMA 2000, and regulates the financial services industry through its Handbook of Rules and Guidance, which consists of a number of sourcebooks and manuals and is prepared under powers granted by FSMA 2000. The FSA has implemented far-reaching reform rules, designed to enhance firms’ liquidity risk management practices, based on the lessons learned since the start of the credit crisis in 2007. Implications of these rules include better liquidity risk management capability (including the use of stress testing and contingency funding plans (“CFP”)), less reliance on short-term wholesale funding, and higher amounts and quality of liquid asset securities (Government securities), leading to an increased likelihood of surviving a severe liquidity stress event, the overarching principles being self-sufficiency and adequacy of liquid resources.

Currently, we have subsidiaries and branches regulated by the FSA (BGC Brokers L.P., and the U.K. branch of Aurel BGC). The FSA’s 2011 biennial Advanced, Risk-Responsive Operating Frame Work (“ARROW”) risk assessment of our U.K. group’s regulated businesses identified certain weaknesses in our U.K. group’s risk, compliance and control functionality, including governance procedures. In accordance with its normal process, the FSA provided us with an initial written mitigation program regarding the foregoing. In response to this we retained an international accounting firm and U.K. counsel to assist us with a wide program of remediation to address the points raised.

Within the program, we provided an assessment of the appropriateness of the scope and structure of the businesses in our U.K. group. We increased the liquidity and capital levels of certain of our U.K. group’s existing FSA-regulated businesses, and also reviewed and enhanced our policies and procedures relating to assessing risks and our liquidity and capital requirements. We also produced detailed contingency planning steps to determine the stand-alone viability of each of the businesses in our U.K. group as well as a theoretical orderly wind-down scenario for these businesses. Finally, we agreed to a temporary, voluntary limitation on closing acquisitions of new businesses regulated by the FSA and entering into new regulated business lines.

A significant number of outputs from the remediation program were delivered to the FSA in December 2011. The FSA responded positively and on March 1, 2012, the FSA confirmed that it had relaxed the voluntary undertaking of BGC Brokers L.P., a U.K. subsidiary of the Company (“BGC Brokers”). With respect to acquisitions, new business lines or material change in its risk profile, members of the BGC European Group intend to provide prior notice to the FSA so as to determine that it has no objection. At around the same time that the voluntary undertaking was relaxed, the FSA presented us with the second part of the risk mitigation program, although the majority of the items presented have either already been remediated or form part of an existing work plan. The items identified are scheduled to be completed within calendar year 2012.

Our European regulated group (Aurel BGC, BGC Brokers L.P., and other intermediate non-regulated holding entities) is subject to The Financial Groups Directive. As a result of discussions with the FSA, the corporate structure of our European regulated group was reorganized as of December 31, 2011 to bring in various eSpeed and Tower Bridge service entities and intermediate holding entities within the FSA-supervised U.K. Consolidation Group under BGC European Holdings, L.P. The restructuring of the regulated European entities under BGC European Holdings does not affect their day-to-day operations.

The FSA has indicated that through the use of a skilled person’s report, we will seek to test the progress of our work later in the year as the Company continues to remediate the areas indicated by the FSA in its recent reviews and will continue to dedicate time, resources and funds to such efforts. We do not anticipate that the current costs in connection with the FSA remedial work will have a material adverse effect on our businesses, financial condition, results of operations or prospects.

Recent European Regulatory Developments

The Government of the U.K. passed the Bribery Act 2010, which came into force in 2011. It created four new offenses: two general offenses of bribing another person and being bribed, and bribing a foreign public official and a corporate offence of failing to prevent bribery. The corporate offense is a strict liability offense which is subject to the defense that the relevant commercial organization had adequate procedures in place to prevent bribery. The Act has a global reach and applies to all companies, partnerships and individuals based in the U.K., as well as foreign companies and individuals doing business in the U.K. The Act’s extra-territorial application means that it applies to acts or omissions taking place anywhere in the world. This means that it may be more likely for bribery taking place outside the U.K. to attract the attention of the U.K. authorities, as well as the attention of authorities in multiple jurisdictions.

On September 15, 2010, the European Commission released a draft proposal for a set of rules similar to the Dodd-Frank Wall Street Reform and Consumer Protection Act to cover the EU. Among other things, the Commission proposed that information on OTC derivative contracts should be reported to trade repositories and be accessible to supervisory authorities, that some transaction and price related information should be made available to all market participants than is currently common practice, and that standard OTC derivative contracts be cleared through central counterparties (“CCPs”). The Commission’s final directives, known as MiFID II, were issued on October 20, 2011. After consideration by the European Parliament and the EU Member States, the directives will need to be implemented by multiple supervisory and regulatory bodies and need to be ratified by all 27 EU Member States before being passed into law by individual nations. As such, it is unlikely that the rules will be operational until the end of 2012.

To achieve a high level of harmonization and strong convergence in regular supervisory reporting requirements, the Committee of European Banking Supervisors issued guidelines on prudential reporting with the aim of developing a supervisory reporting framework based on common formats, known as COREP. From December 31, 2012, COREP is expected to become part of European Banking Authorities’ implementing technical standards on reporting. In addition, guidelines on Financial Reporting covering consolidated and sub-consolidated financial reporting for supervisory purposes based on International Financial Reporting Standards are being developed, known as FINREP. These initiatives will impact the nature, timing and extent of regulatory reporting for our European regulated group.

On December 22, 2011 the European Securities and Markets Authority (“ESMA”) published guidelines on the systems and controls required to regulate the operation of electronic trading systems. These guidelines will come into effect during 2012 and will cover areas such as IT system compatibility, due diligence checks on members/ participants of automated trading systems and rules to prevent, identify and report potential market abuse. ESMA is also consulting on guidelines relating to the responsibilities of the Compliance function and on the application of suitability regulations. Both of these guidelines are due to be finalized in the second quarter of 2012.

The European Union is currently in the process of revising the Markets in Financial Instruments Directive (MiFID II) and the Market Abuse Directive (MAD II). Both of these directives are relevant to the Company and MiFID II will have a particularly significant impact in a number of areas, including corporate governance, transaction reporting, pre-and post-trade transparency and investor protection. The timetable for implementation of these revised directives is not yet clear but the new regimes could come into effect as early as 2013. Further, the authorities of certain European countries have instituted a series of changes to tax law, including an excise tax on certain compensation payments that, if applicable to us, could have a material adverse effect on our business, financial condition and results of operations.

Other Regulation

Our subsidiaries that have foreign operations are subject to regulation by the relevant regulatory authorities and self-regulatory organizations in the countries in which they do business. The following table sets forth certain jurisdictions, other than the United States, in which we do business and the applicable regulatory authority or authorities of each such jurisdiction:

Jurisdiction	Regulatory Authorities/Self-Regulatory Organizations
Australia	Australian Securities and Investments Commission and Australian Securities Exchange
Brazil	Brazilian Securities and Exchange Commission, the Central Bank of Brazil and BM&F BOVESPA.
Canada	Ontario Securities Commission
China	China Banking Regulatory Commission, State Administration of Foreign Exchange
Dubai	Dubai Financial Supervisory Authority
France	Banque de France and subsidiary agencies, CECEI (Comité des Établissements de Crédit et des Entreprises d’investissement), CCLRF (Comité Consultatif de la Législation et de la Réglementation Financière), Commission Bancaire and AMF (Autorité des Marchés Financiers)
Hong Kong	Hong Kong Securities and Futures Commission and The Hong Kong Monetary Authority
Japan	Japanese Financial Services Agency, Japan Securities Dealers Association
Korea	Ministry of Strategy and Finance
Mexico	Banking and Securities National Commission
Russia	Federal Service for Financial Markets
Singapore	Monetary Authority of Singapore
South Africa	Johannesburg Stock Exchange
Switzerland	Swiss Federal Banking Commission
Turkey	Capital Markets Board of Turkey
United Kingdom	Financial Services Authority

Real Estate Brokerage Licensing and Regulatory Requirements

The brokerage of real estate sales and leasing transactions, property management, construction, conducting real estate valuation, and securing debt for clients, among other business lines, also requires that we comply with regulations affecting the real estate industry and maintain licenses in various jurisdictions in which we operate. As the size and scope of real estate sales transactions have increased significantly over the past several years, market participants face corresponding greater complexity in ensuring they comply with numerous licensing regimes.

We could be required to pay fines, return commissions, have a license suspended or revoked, or be subject to criminal action should we conduct regulated activities without a license or without maintaining the necessary license. Licensing requirements could also impact our ability to engage in certain types of transactions, change the way in which we conduct business or affect the cost of conducting business. We and our licensed associates may be subject to various due diligence, disclosure, standard-of-care, anti-money laundering and other obligations. We could become subject to claims by participants in real estate sales or other services claiming that we did not fulfill our obligations as a service provider or broker. This could include claims with respect to alleged conflicts of interests where we act, or are perceived to be acting, for two or more clients. While management has overseen highly regulated businesses before and expects to maintain required licenses in a satisfactory manner, no assurance can be given that it will always be the case.

Capital Requirements

U.S.

Every U.S.-registered broker-dealer is subject to the Uniform Net Capital Requirements. Registered Futures Commission Merchants (FCM), such as BGC Financial LP (BGCF), are also subject to CFTC capital requirements. These requirements are designed to ensure financial soundness and liquidity by prohibiting a broker or dealer from engaging in business at a time when it does not satisfy minimum net capital requirements.

In the United States, net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets, such as a firm’s positions in securities. Among these deductions are adjustments, commonly referred to as “haircuts,” to the market value of securities positions to reflect the market risk of such positions prior to their liquidation or disposition. The Uniform Net Capital Requirements also imposes a minimum ratio of debt to equity, which may include qualified subordinated borrowings.

Regulations have been adopted by the SEC that prohibit the withdrawal of equity capital of a broker-dealer, restrict the ability of a broker-dealer to distribute or engage in any transaction with a parent company or an affiliate that results in a reduction of equity capital or to provide an unsecured loan or advance against equity capital for the direct or indirect benefit of certain persons related to the broker-dealer (including partners and affiliates) if the broker-dealer’s net capital is, or would be as a result of such withdrawal, distribution, loan or advance, below specified thresholds of excess net capital. In addition, the SEC’s regulations require certain notifications to be provided in advance of such withdrawals, distributions, reductions, loans and advances that exceed, in the aggregate, 30% of excess net capital within any 30 day period. The SEC has the authority to restrict, for up to 20 business days, such withdrawal, distribution or reduction of capital if the SEC concludes that it may be detrimental to the financial integrity of the broker-dealer or may expose its customers or creditors to loss. Notice is required following any such withdrawal, distribution, reduction, loan or advance that exceeds, in the aggregate, 20% of excess net capital within any 30 day period. The SEC’s regulations limiting withdrawals of excess net capital do not preclude the payment to employees of “reasonable compensation.”

Two of our subsidiaries, BGCF and Seminole Financial, are registered with the SEC and are subject to the Uniform Net Capital Requirements. As such, these firms must maintain, in all respects, minimum net capital and comply with the Uniform Net Capital Requirements. Seminole Financial uses the “basic method” of calculating net capital and must maintain net capital of not less than the greater of $100,000 or 6.66% of certain of its liabilities and other obligations. BGC Financial L.P. uses the “alternative method” of calculating net capital and must maintain net capital of not less than the greater of $250,000 or 2% of its aggregate debit items (primarily receivables from customers and other broker-dealers). As an FCM, BGCF is also subject to the CFTC minimum capital requirement, which is not less than the greater of the SEC requirement, $1,000,000, or 8% of customer and non customer maintenance margin (the amount that must be maintained on deposit at all times for open futures positions). BGCF is also a member of the FICC, which imposes capital requirements on its members.

Compliance with the Uniform Net Capital Requirements may limit the extent and nature of our operations requiring the use of our registered broker-dealer subsidiaries’ capital, and could also restrict or preclude our ability to withdraw capital from our broker-dealer subsidiaries.

Non-U.S.

Our international operations are also subject to capital requirements, which we refer to as “non-U.S. net capital requirements.” BGC Brokers LP and BGC European Holdings LP, which are partnerships based in the United Kingdom, are subject to capital requirements established by the U.K. FSA. The FSA applies stringent provisions with respect to capital applicable to the operation of these brokerage firms, which vary depending upon the nature and extent of their activities. The provisions relating to capital and liquidity requirements enforced by the FSA are undergoing significant changes in response to the current regulatory landscape, and our U.K. businesses are being required to maintain significantly higher regulatory capital than they have in the past.

In addition, the majority of our other foreign subsidiaries are subject to similar regulation by the relevant authorities in the countries in which they do business. Additionally, certain other of our foreign subsidiaries are required to maintain non-U.S. net capital requirements. In Hong Kong, BGC Securities (Hong Kong), LLC and BGC Capital Markets (Hong Kong), Limited are regulated by the Securities and Futures Commission and The Hong Kong Monetary Authority, respectively. Both are subject to non-U.S. net capital requirements. In France, BGC France Holdings; in Australia, BGC Partners (Australia) Pty Limited; in Japan, BGC Shoken Kaisha Limited’s Japanese branch; in Singapore, BGC Partners (Singapore) Limited and BGC Securities (Singapore) Ltda; in Korea, BGC Capital Markets & Foreign Exchange Broker (Korea) Limited; and in Turkey, BGC Partners Menkul Degerler AS, and all have non-U.S. net capital requirements imposed upon them by local regulators. In addition, the LCH (LIFFE/LME) clearing organizations, of which BGC LP is a member, also imposes minimum capital requirements.

BGC Partners had equity capital for its regulated subsidiaries of $329.9 million and $274.3 million for the years ended December 31, 2011 and 2010, respectively.

Employees

As of December 31, 2011, we had 4,129 total employees, including 2,147 brokers and salespeople. Approximately 47% of BGC Partners’ brokers are based in the Americas, approximately 36% are based in Europe, Middle East and Africa (including Turkey), and the remaining approximately 17% are based in the Asia-Pacific region. Generally, our employees are not subject to any collective bargaining agreements, except our employees in certain of our European offices, including France, who are covered by national, industry-wide collective bargaining agreements.

Legal Proceedings

See Part I—Item 3. Legal Proceedings.

Our Organizational Structure

We are a holding company and our business is operated through two operating partnerships, BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses.

The limited partnership interests of the Opcos are held by us and BGC Holdings, and the limited partnership interests of BGC Holdings are currently held by Cantor, the founding/working partners and holders of limited partnership units. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

The following diagram illustrates our ownership structure as of March 1, 2012. The following diagram does not reflect the various subsidiaries of us, BGC U.S., BGC Global, BGC Holdings or Cantor, or the noncontrolling interests in the Company’s consolidated subsidiaries other than Cantor’s limited partnership interest in BGC Holdings.

CF Group Management Inc.
Cantor Limited Partners
Cantor
Public Stockholders
Class A common stock (3.7% of economics and 1.2% of voting power of BGC Partners, Inc.) and Class B common stock (25.3% of economics and 77.2% of voting power of BGC Partners, Inc.)
15.4% indirect economic interest in BGC U.S. and BGC Global
Limited Partnership Interests (39.4% of economics of BGC Holdings)
18.5% indirect economic interest in BGC U.S. and BGC Global
Class A common stock (71.0% of economics and 21.6% of voting power of BGC Partners, Inc.)
37.7% indirect economic interest in BGC U.S. and BGC Global
BGC Partners, Inc.
Limited Partnership Interests (53.2% of economics of BGC U.S.)
General Partnership Interests (controlling interest)
Special Voting Limited Partnership Interest
Limited Partnership Interests (53.2% of economics of BGC Global)
Limited Partnership Units and Founding/Working Partner Units
Limited Partnership Interests (60.6% of economics of BGC Holdings)
28.4% indirect economic interest in BGC U.S. and BGC Global
BGC Holdings
General Partnership Interests (controlling interest)
Special Voting Limited Partnership Interest
Limited Partnership Interests (46.8% of economics of BGC U.S.)
General Partnership Interests (controlling interest)
Special Voting Limited Partnership Interest
Limited Partnership Interests (46.8% of economics of BGC Global)
BGC U.S.
BGC Global

*

Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, if Cantor converted all of its Class B common stock into Class A common stock, Cantor would hold 29.1% of the voting power, and the public stockholders would hold 70.9% of the voting power (and the indirect economic interests in BGC U.S. and BGC Global would remain unchanged). The diagram reflects (i) the 1,050,000 shares of Class A common stock that we donated to The Cantor Fitzgerald Relief Fund in the first quarter of 2012, (ii) the 1,010,655 shares of Class A common stock that Cantor distributed to its partners on February 14, 2012 (but not the 2,210,126 deferred distribution rights shares that remain to be distributed by Cantor) and (iii) the 498,960 shares of Class A common stock that Cantor distributed on February 14, 2012 to certain current and former partners of Cantor pursuant to distribution rights that were granted by Cantor to such partners on April 1, 2008 (but not the 15,545,606 shares of Class A common stock that remain to be distributed by Cantor to such partners). The diagram does not reflect Cantor’s economic interest in the 8.75% convertible notes or the 22,508,095 shares of Class A common stock acquirable by Cantor upon conversion thereof. If Cantor converted all of the 8.75% convertible notes into shares of Class A common stock, Cantor would hold 79.4% of the voting power, and the public stockholders would hold 20.6% of the voting power (and Cantor’s indirect economic interests in each of BGC U.S. and BGC Global would be 39.2%). Further, the diagram does not reflect (i) the 10,000,000 shares of Class A common stock that may be sold under the February 15, 2012 controlled equity sales agreement with CF&Co, (ii) the 1,712,890 shares of Class A common stock remaining to be sold under the September 9, 2011 controlled equity sales agreement with CF&Co, (iii) the 9,971,746 shares of Class A common stock that remain available to be sold pursuant to the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan under our shelf Registration Statement on Form S-3 (Registration No. 333-173109), (iv) the 18,869,352 shares of Class A common stock that may be sold under our acquisition shelf Registration Statement on Form S-4 (Registration No. 333-169232), or (v) the 16,260,160 shares of Class A common stock that may be issued upon conversion of the Company’s 4.50% convertible notes. For purposes of the diagram and this paragraph, Cantor’s percentage ownership also includes CFGM’s percentage ownership.

Stock Ownership

As of March 1, 2012, there were approximately 102,807,053 shares of our Class A common stock outstanding, of which 5,148,219 were held by Cantor and CF Group Management Group, Inc. (“CFGM”), Cantor’s managing general partner. Each share of Class A common stock is generally entitled to one vote on matters submitted to a vote of our stockholders. In addition, as of March 1, 2012, Cantor and CFGM held 34,848,107 shares of our Class B common stock (which represents all of the outstanding shares of our Class B common stock), representing, together with our Class A common stock held by Cantor and CFGM, approximately 78.4% of our voting power. Each share of Class B common stock is generally entitled to the same rights as a share of Class A common stock, except that, on matters submitted to a vote of our stockholders, each share of Class B common stock is entitled to 10 votes. The Class B common stock generally votes together with the Class A common stock on all matters submitted to a vote of our stockholders.

We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of each of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited. In addition, as of March 1, 2012, we held directly and indirectly, through wholly-owned subsidiaries, BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of approximately 137,655,160 units and 137,655,160 units, representing approximately 53.2% and 53.2% of the outstanding BGC U.S. limited partnership interests and BGC Global limited partnership interests, respectively. We are a holding company that holds these interests, serves as the general partner of BGC Holdings, and, through BGC Holdings, acts as the general partner of each of BGC U.S. and BGC Global. As a result of our ownership of the general partnership interest in BGC Holdings and BGC Holdings’ general partnership interest in each of BGC U.S. and BGC Global, we consolidate BGC U.S.’s and BGC Global’s results for financial reporting purposes.

Partners directly and Cantor indirectly hold BGC Holdings limited partnership interests. BGC Holdings, in turn, holds BGC U.S. limited partnership interests and BGC Global limited partnership interests and, as a result, founding partners, limited partnership unit holders and Cantor indirectly have, and working partners have interests in BGC U.S. limited partnership interests and BGC Global limited partnership interests.

Through March 1, 2012, Cantor has distributed an aggregate of 18,836,793 shares of Class A common stock consisting of (i) 17,826,138 shares to certain partners to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on April 1, 2008 (the “April 2008 distribution rights shares”) (10,152,056 shares with respect to retained partners and 7,674,082 shares with respect to founding partners), and (ii) 1,010,655 shares to certain partners of Cantor to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on February 14, 2012 in connection with Cantor’s payment of previous quarterly partnership distributions (the “February 2012 distribution rights shares”). As of March 1, 2012, Cantor is obligated to distribute an aggregate of 17,755,732 shares of Class A common stock consisting of (A) 15,545,606 April 2008 distribution rights shares and (B) 2,210,126 February 2012 distribution rights shares. Partners of Cantor owning these 17,755,732 shares have elected to defer receipt of their shares and receive a distribution equivalent. In addition, as of March 1, 2012, there were 48,609,668 limited partnership units outstanding and 24,854,062 founding/working partner units. These amounts reflect the fact that certain retained partners have terminated service, with the result that they are not eligible to receive an accelerated distribution of their distribution rights shares.

The BGC Holdings limited partnership interests held by Cantor are exchangeable with us for our Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of our Class B common stock, our Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Upon certain circumstances, certain of the outstanding founding/working partner units and limited partnership units may become exchangeable.

In March 2010, the Amended and Restated BGC Holdings, L.P. limited partnership agreement was further amended by its general partner and Cantor to create two new types of limited partnership units, PSUs and PSIs. These new units are expected to be used by us for future compensatory grants, compensation modifications, redemptions of partnership interests and other purposes. In September 2011, the Amended and Restated BGC Holdings, L.P. limited partnership agreement was further amended by its general partner and Cantor to create five new classes of limited partnership units, all of which shall be considered Working Partner Units. Four new units, AREUs, ARPUs, APSUs, and APSIs, are identical in all respects to existing REUs, RPUs, PSUs and PSIs, respectively, for all purposes under the Partnership Agreement, except that (i) until any related distribution conditions specified in the applicable award agreement are met, if ever, only net losses shall be allocable with respect to such units; and (ii) no distributions shall be made until such distribution conditions are met. The other new unit, the PSE, is identical in all respects to existing PSUs for all purposes under the Partnership Agreement, except that (x) PSEs shall require minimum distributions of no less than $0.015 per fiscal quarter; and (y) such distributions may be delayed for up to four quarters in the discretion of the General Partner. The Amendment was entered into principally to create new classes of Partnership units in order to provide flexibility to the Company and the Partnership in using units in connection with compensation arrangements and acquisitions.

We are continuing our global program in 2012 whereby partners redeem their REUs or RPUs in exchange for partnership units and receive exchangeability or cash for certain of their limited partnership units and, in many cases, a modification or extension of their employment arrangements.